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                     January 30, 2024

       Terrance Coyne
       Chief Financial Officer
       Royalty Pharma plc
       110 East 59th Street
       New York, NY 10022

                                                        Re: Royalty Pharma plc
                                                            Form 10-K for the
period ended December 31, 2022
                                                            Filed February 15,
2023
                                                            File No. 001-39329

       Dear Terrance Coyne:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences